Exhibit 8(s)(4)

Amendment No. 4 to Participation Agreement (Wells Fargo)

AMENDMENT NO. 4

TO

PARTICIPATION AGREEMENT

Amendment No. 4 dated as of December 15, 2015 to the Participation Agreement (the “Agreement”), effective April 8, 2005, between TRANSAMERICA PREMIER LIFE INSURANCE COMPANY (formerly known as Monumental Life Insurance Company) (the “Company”), on its own behalf and on behalf of each separate account of the Company identified herein; WELLS FARGO VARIABLE TRUST (the “Trust”); and WELLS FARGO FUNDS DISTRIBUTOR, LLC (the “Distributor”).

WHEREAS, the Company’s affiliate, Monumental Life Insurance Company, has changed its name to Transamerica Premier Life Insurance Company on or around July 31, 2014; and

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	Schedule 1 of the agreement is hereby deleted in its entirety and replaced with the attached Schedule 1.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: December 15, 2015

WELLS FARGO VARIABLE TRUST		WELLS FARGO FUNDS DISTRIBUTOR, LLC

By:	/s/ C. Dave Messman	By:	/s/ Randy Henze
Name:	Dave Messman	Name:	Randy Henze
Title:	Secretary	Title:	Senior Vice President
Date:	October 23, 2015	Date:	October 26, 2015

TRANSAMERICA PREMIER LIFE INSURANCE COMPANY

By:	/s/ John T. Mallett
Name:	John T. Mallett
Title:	VP
Date:	10-27-15

SCHEDULE 1

Revised December 15, 2015

ACCOUNTS

Separate Account VA CC

CONTRACTS

Personal Manager Variable Annuity

Advisor’s Edge Select Variable Annuity

Advisor’s Edge Variable Annuity

FUNDS

WFVT Discovery FundSM – Class 2

WFVT Small Cap Value Fund – Class 2